Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Reports

2018 First Quarter Financial Results

First Quarter 2018 Highlights:

●	Tour Revenues increased 31% to $82.4 million

●	Net income available to common stockholders increased $10.2 million to $10.8 million

●	Adjusted EBITDA increased $11.9 million to $22.2 million

●	Lindblad segment Net Yield increased 12% to $1,127 and Occupancy increased to 91%

●	Bookings in the first quarter of 2018 for future travel increased 20%

●	Repurchased $0.9 million of stock and warrants

NEW YORK, May 3, 2018 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences, today reported financial results for the quarter ended March 31, 2018.

Sven-Olof Lindblad, President and Chief Executive Officer, said “The strong financial results delivered by Lindblad during the first quarter are a continuation of the momentum we generated during the back half of 2017 and highlights the opportunity in front of us as we continue to add vessels to our fleet. The addition of the National Geographic Quest in July of 2017 expanded our capacity by approximately 15% and as we have increased inventory we have grown our net yields and maintained high occupancy levels. This highlights the demand from both our loyal customer base and a growing audience seeking authentic expedition travel. Bookings during 2018 remain very strong, up 20% versus the same period a year ago, and we are seeing broad based demand for travel on our existing fleet, as well as for the additional two ships we will be adding over the next couple of years. The National Geographic Venture and the recently named National Geographic Endurance will further increase our capacity in high demand geographies and will provide the opportunity to build additional shareholder value in the years ahead.”

FIRST QUARTER RESULTS

Tour Revenues

First quarter tour revenues of $82.4 million increased $19.3 million, or 31%, as compared to the same period in 2017. The increase was driven by growth of $17.3 million at the Lindblad segment and a $2.0 million increase at Natural Habitat. Excluding the estimated $9.1 million impact from voyage cancellations in the first quarter of 2017, total Company revenue would have increased 14% versus the same period a year ago.

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Lindblad segment tour revenue of $70.5 million increased $17.3 million, or 32%, compared to the first quarter a year ago primarily due to a 26% increase in Available Guest Nights, mostly from the launch of the National Geographic Quest in July 2017 and the impact of voyage cancellations for necessary repairs in the first quarter a year ago. The year on year growth also reflects a 12% increase in Net Yield to $1,127 due to increased pricing and changes in itineraries as well as an increase in Occupancy to 91% due to higher demand across the fleet. Excluding the estimated $9.1 million impact from the voyage cancellations in the first quarter of 2017, Lindblad segment revenue would have increased 13% versus the same period a year ago.

Natural Habitat revenues of $12.0 million increased $2.0 million, or 20%, compared to the first quarter a year ago due primarily to higher ticket revenue from additional departures and increased pricing.

Net Income

Net income available to common stockholders for the first quarter was $10.8 million, $0.24 per diluted share, as compared with net income available to common stockholders of $0.6 million, $0.01 per diluted share, in the first quarter of 2017. The $10.2 million increase is primarily due to the higher operating results and $3.3 million of lower stock-based compensation expense in the current year partially offset by $1.9 million of increased tax expense, $1.3 million of higher depreciation and amortization due primarily to the addition of the National Geographic Quest to the fleet in July 2017 and costs of $1.0 million related to refinancing the Company’s credit facility.

Adjusted EBITDA

First quarter Adjusted EBITDA of $22.2 million increased $11.9 million, or 116%, as compared to the same period in 2017. The increase was driven by growth of $11.0 million at the Lindblad segment and a $0.9 million increase at Natural Habitat. Excluding the estimated $6.5 million impact from the voyage cancellations in the first quarter of 2017, total Company Adjusted EBITDA would have increased 33% versus the same period a year ago.

Lindblad segment Adjusted EBITDA of $20.9 million increased $11.0 million, or 112%, as compared to the first quarter a year ago as the increased tour revenues and lower charter costs, due mostly to a planned reduction in Cuba itineraries, were partially offset by operating costs on the National Geographic Quest. The first quarter of 2018 also included higher operating expenses due to the cancelled voyages in the prior year as well as higher commission expense related to the revenue growth and increased personnel costs. Excluding the estimated $6.5 million impact from the voyage cancellations in the first quarter of 2017, Lindblad segment Adjusted EBITDA would have increased 28% versus the same period a year ago.

Natural Habitat Adjusted EBITDA of $1.3 million increased $0.9 million compared to the first quarter a year ago as the revenue growth was partially offset by increased personnel and marketing costs to drive long-term growth initiatives.

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	For the three months ended March 31,
(In thousands)	2018	2017	Change	%
Tour revenues:
Lindblad	$70,453	$53,202	$17,251	32%
Natural Habitat	11,957	9,926	2,031	20%
Total tour revenues	82,410	63,128	19,282	31%
Impact of voyage cancellations	-	9,140	(9,140)	NA
Total tour revenues excluding voyage cancellations	$82,410	$72,268	$10,142	14%
Operating income:
Lindblad	$13,439	$1,266	$12,173	NM
Natural Habitat	932	99	833	NM
Total operating income	14,371	1,365	13,006	NM
Impact of voyage cancellations	-	6,464	(6,464)	NA
Total operating income excluding voyage cancellations	$14,371	$7,829	$6,542	84%
Adjusted EBITDA:
Lindblad	$20,889	$9,842	$11,047	112%
Natural Habitat	1,293	422	871	NM
Total adjusted EBITDA	22,182	10,264	11,918	116%
Impact of voyage cancellations	-	6,464	(6,464)	NA
Total adjusted EBITDA excluding voyage cancellations	$22,182	$16,728	$5,454	33%

The impact of the cancelled voyages in the prior year on tour revenues was calculated as booked tour revenue at the time of cancellation less insurance proceeds. The impact of the cancelled voyages on operating income and Adjusted EBITDA was calculated as booked tour revenue at the time of cancellation less insurance proceeds and estimated operating costs.

Liquidity

The Company’s cash and cash equivalents were $97.3 million as of March 31, 2018, as compared with $96.4 million as of December 31, 2017. The increase primarily reflects $10.5 million in net cash provided by operating activities due to the improved operating performance and $18.0 million in net cash provided by financing activities primarily due to the increase in long-term debt associated with refinancing our credit facility. These increases were mostly offset by purchases of property and equipment of $14.5 million, primarily related to the construction of two new vessels, and a $13.2 million increase in restricted cash related to higher deposits for travel on the Company’s U.S. flagged vessels.

Free cash flow use was $4.0 million for the first quarter of 2018 as compared with $20.1 million in the first quarter of 2017, the $16.1 million improvement is primarily due to the strong operating performance and lower capital expenditures for the construction of new vessels. Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment.

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On January 8, 2018, the Company entered into a senior secured credit agreement to make available, at the Company’s option, a loan in an aggregate principal amount not to exceed $107.7 million for providing financing for up to 80% of the purchase price of the Company’s new expedition ice-class vessel, the National Geographic Endurance. At the Company’s election, the loan will bear interest either at a fixed interest rate effectively equal to 5.78% or a floating interest rate equal to three-month LIBOR plus a margin of 3.00% per annum.

On March 27, 2018, the Company refinanced its existing senior secured term loan and revolving credit facility.  The new $200 million, seven-year, senior secured term loan facility bears interest at LIBOR plus 3.50%, with a potential step down to LIBOR plus 3.25% depending on the Company’s credit rating.  The new $45 million, five-year, revolving credit facility bears interest at LIBOR plus 3.00%.  The pricing of the new term loan and revolving credit facility reflects a one percentage point rate reduction compared to the prior $175 million term loan facility and $45 million revolving credit facility. Additionally, the covenants in the new facility were modified to provide the Company with additional strategic and operational flexibility. The proceeds from the new term loan were utilized to pay down the Company’s existing term loan with the remaining additional proceeds to be used for general corporate purposes.

LINDBLAD FLEET ACTIVITIES

The Company expanded its travel offerings in July 2017 with the launch of the National Geographic Quest, which sailed in Alaska and British Columbia during the summer before voyaging to Costa Rica and Panama for the winter season. The Company’s second new-build coastal vessel, the National Geographic Venture, is currently expected to launch in the fourth quarter of 2018.

The Company is also building a polar ice class vessel, the National Geographic Endurance, for delivery in January 2020. This state-of-the-art vessel will join the National Geographic Explorer and the National Geographic Orion as the third polar ice class vessel in the Lindblad National Geographic fleet, with the ability to voyage anywhere around the globe and specializing in polar travel.  The vessel will be capable of exploring deep into the Antarctic and Arctic waters and will be built with the Ulstein X-BOW® design allowing for greater comfort and speed through rough waters. The ship-building contract for the National Geographic Endurance also includes options to build two additional polar ice class vessels.

STOCK AND WARRANT REPURCHASE PLAN

Pursuant to its existing $35 million stock and warrant repurchase plan, during the first quarter the Company repurchased 568,446 warrants for $0.8 million at an average price of $1.35 and 9,030 shares of common stock for $0.1 million at an average price of $8.98. As of April 30, 2018, the Company had repurchased 6.0 million warrants and 864,806 shares under the plan for a total of $22.9 million and had $12.1 million remaining under the plan. As of April 30, 2018, there were 45.8 million shares common stock and 10.1 million warrants outstanding.

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FINANCIAL OUTLOOK

The Company’s current expectations for the full year 2018 are as follows:

●	Tour revenues of $308 - $315 million (16 – 18% growth)

●	Adjusted EBITDA of $54 - $57 million (24 – 31% growth)

As of April 30, 2018, the Lindblad segment had 94% of full year 2018 projected guest ticket revenues on the books versus 93% of full year 2017 revenue at the same time last year. The Company also continues to anticipate it will achieve its long-range revenue and adjusted EBITDA targets.

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, Occupancy, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise and tourism industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules beginning on page 10.

Conference Call Information

The Company has scheduled a conference call at 8:30 a.m. Eastern Time on May 3, 2018 to discuss the earnings of the Company. The conference call can be accessed by dialing (844) 378-6487 (United States), (855) 669-9657 (Canada) or (412) 542-4182 (outside the U.S.). A replay of the call will be available at the Company’s investor relations website, investors.expeditions.com.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and on land-based travel through its subsidiary, Natural Habitat Adventures, an adventure travel and ecotourism company with a focus on responsible nature travel.

Lindblad Expeditions works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

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Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) changes adversely affecting the business in which the Company is engaged; (ii) management of the Company’s growth and its ability to execute on its planned growth; (iii) general economic conditions; (iv) the Company’s business strategy and plans; (v) unscheduled disruptions in our business due to weather events, mechanical failures, or other events; (vi) compliance with laws and regulations; (vii) compliance with the financial and/or operating covenants in the Company’s Third amended and restated credit agreement; (viii) adverse publicity regarding the cruise industry in general; (ix) loss of business due to competition; (x) the result of future financing efforts; (xi) the inability to meet revenue and Adjusted EBITDA projections; (xii) delays and costs overruns with respect to the construction and delivery of newly constructed vessels; and (xiii) those risks described in the Company’s filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company’s performance may be found in its filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

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LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of March 31, 2018	As of December 31, 2017
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$97,284	$96,443
Restricted cash and marketable securities	20,237	7,057
Marine operating supplies	5,413	5,045
Inventories	1,826	1,794
Prepaid expenses and other current assets	22,661	21,351
Total current assets	147,421	131,690

Property and equipment, net	260,804	250,952
Goodwill	22,105	22,105
Intangibles, net	9,159	9,554
Other long-term assets	9,310	10,047
Total assets	$448,799	$424,348

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$111,259	$112,238
Accounts payable and accrued expenses	24,702	30,422
Long-term debt - current	1,500	1,750
Total current liabilities	137,461	144,410

Long-term debt, less current portion	188,481	164,186
Deferred tax liabilities	2,791	2,444
Other long-term liabilities	692	684
Total liabilities	329,425	311,724

COMMITMENTS AND CONTINGENCIES

REDEEMABLE NONCONTROLLING INTEREST	6,423	6,302

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 45,767,643 and 45,427,030 issued, 45,357,640 and 44,787,608 outstanding as of March 31, 2018 and December 31, 2017, respectively	5	5
Additional paid-in capital	38,331	42,498
Retained earnings	74,615	63,819
Total stockholders’ equity	112,951	106,322
Total liabilities, stockholders’ equity and redeemable noncontrolling interest	$448,799	$424,348

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LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)

(unaudited)

	For the three months ended March 31,
	2018	2017
Tour revenues	$82,410	$63,128
Cost of tours	35,871	32,603
Gross profit	46,539	30,525

Operating expenses:
General and administrative	15,050	15,101
Selling and marketing	12,073	10,296
Depreciation and amortization	5,045	3,763
Total operating expenses	32,168	29,160

Operating income	14,371	1,365

Other (expense) income:
Interest expense, net	(2,734)	(2,315)
(Loss) gain on foreign currency	(451)	246
Other income (expense)	8	(263)
Total other expense	(3,177)	(2,332)

Income (loss) before income taxes	11,194	(967)
Income tax expense (benefit)	277	(1,592)
Net income	$10,917	$625
Net income attributable to noncontrolling interest	121	29
Net income available to common stockholders	$10,796	$596
Weighted average shares outstanding
Basic	45,274,540	44,707,273
Diluted	45,667,764	45,761,938

Net income per share available to common stockholders
Basic	$0.24	$0.01
Diluted	$0.24	$0.01

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LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	For the three months ended March 31,
	2018	2017
Cash Flows From Operating Activities
Net income	$10,917	$625
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,045	3,763
Amortization of National Geographic fee	727	727
Amortization of deferred financing costs and other, net	608	552
Stock-based compensation	866	4,202
Deferred income taxes	347	(2,073)
Loss (gain) on foreign currency	451	(246)
Changes in operating assets and liabilities
Marine operating supplies and inventories	(400)	116
Prepaid expenses and other current assets	(1,754)	(1,358)
Unearned passenger revenues	(939)	4,261
Write-off of unamortized issuance costs related to debt refinancing	359	-
Other long-term assets	10	29
Other long-term liabilities	8	-
Accounts payable and accrued expenses	(5,727)	(7,861)
Net cash provided by operating activities	10,518	2,737
Cash Flows From Investing Activities
Purchases of property and equipment	(14,502)	(22,844)
Transfer to restricted cash and marketable securities	(13,180)	(4,411)
Net cash used in investing activities	(27,682)	(27,255)
Cash Flows From Financing Activities
Proceeds from long-term debt	200,000	-
Repayments of long-term debt	(170,625)	(438)
Payment of deferred financing costs	(6,297)	-
Repurchase under stock-based compensation plans and related tax impacts	(4,179)	(1,103)
Repurchase of warrants and common stock	(854)	(5,572)
Net cash provided by (used in) financing activities	18,045	(7,113)
Effect of exchange rate changes on cash	(40)	(3)
Net increase (decrease) in cash and cash equivalents	841	(31,634)
Cash and cash equivalents at beginning of period	96,443	135,416
Cash and cash equivalents at end of period	$97,284	$103,782
Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$3,012	$2,601
Income taxes	$965	$12
Non-cash investing and financing activities:
Additional paid-in capital exercise proceeds of option shares	$1,682	$168
Additional paid-in capital exchange proceeds used for option shares	$(1,682)	$(168)

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LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Supplemental Financial Schedules

(In thousands)

(unaudited)

Reconciliation of Net Income to Adjusted EBITDA

Consolidated

	For the three months ended March 31,
	2018	2017
Net income	$10,917	$625
Income tax expense (benefit)	277	(1,592)
Interest expense, net	2,734	2,315
Depreciation and amortization	5,045	3,763
Loss (gain) on foreign currency	451	(246)
Other (income) expense, net	(8)	263
Debt refinancing costs	993	-
Stock-based compensation	866	4,202
National Geographic fee amortization	727	727
Reorganization costs	180	207
Adjusted EBITDA	22,182	10,264
Impact of voyage cancellations	-	6,464
Adjusted EBITDA excluding impact of voyage cancellations	$22,182	$16,728

Reconciliation of Operating Income to Adjusted EBITDA

Lindblad Segment

	For the three months ended March 31,
	2018	2017
Operating income	$13,439	$1,266
Depreciation and amortization	4,684	3,440
Debt refinancing costs	993	-
Stock-based compensation	866	4,202
National Geographic fee amortization	727	727
Reorganization costs	180	207
Adjusted EBITDA	20,889	9,842
Impact of voyage cancellations	-	6,464
Adjusted EBITDA excluding impact of voyage cancellations	$20,889	$16,306

Reconciliation of Operating Income to Adjusted EBITDA

Natural Habitat Segment

	For the three months ended March 31,
	2018	2017
Operating income	$932	$99
Depreciation and amortization	361	323
Adjusted EBITDA	$1,293	$422

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LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Supplemental Financial Schedules

(In thousands, except for Available Guest Nights, Gross Yield, Net Yield and guest metrics)

(unaudited)

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities

	For the three months ended March 31,
	2018	2017
Net cash provided by operating activities	$10,518	$2,737
Less: purchases of property and equipment	(14,502)	(22,844)
Free Cash Flow	$(3,984)	$(20,107)

Guest Metrics - Lindblad Segment

	For the three months ended March 31,
	2018	2017
Available Guest Nights	53,917	42,722
Guest Nights Sold	48,935	37,064
Occupancy	90.8%	86.8%
Maximum Guests	6,899	5,268
Number of Guests	6,177	4,601
Voyages	95	81

Calculation of Gross Yield and Net Yield

Lindblad Segment

	For the three months ended March 31,
	2018	2017
Guest ticket revenues	$62,681	$45,045
Other tour revenues	7,772	8,157
Tour Revenues	70,453	53,202
Less: Orion Insurance Proceeds	-	(1,900)
Adjusted Tour Revenues	70,453	51,302
Less: Commissions	(5,554)	(4,102)
Less: Other tour expenses	(4,118)	(4,118)
Net Revenue	$60,781	$43,082
Available Guest Nights	53,917	42,722
Gross Yield	$1,307	$1,201
Net Yield	1,127	1,008

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LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Supplemental Financial Schedules

(In thousands, except for Available

Guest Nights, Gross and Net Cruise Cost Per Avail. Guest Night and guest metrics)

(unaudited)

	For the three months ended March 31,
	2018	2017
Cost of tours	$28,680	$26,372
Plus: Selling and marketing	11,262	9,312
Plus: General and administrative	12,388	12,812
Gross Cruise Cost	52,330	48,496
Less: Commission expense	(5,554)	(4,102)
Less: Other tour expenses	(4,118)	(4,118)
Net Cruise Cost	42,658	40,276
Less: Fuel expense	(2,110)	(1,668)
Net Cruise Cost Excluding Fuel	40,548	38,608
Non-GAAP Adjustments:
Debt refinancing costs	(993)	-
Stock-based compensation	(866)	(4,202)
National Geographic fee amortization	(727)	(727)
Reorganization costs	(180)	(207)
Adjusted Net Cruise Cost Excluding Fuel	$37,782	$33,472
Adjusted Net Cruise Cost	$39,892	$35,140
Available Guest Nights	53,917	42,722
Gross Cruise Cost per Available Guest Night	$971	$1,135
Net Cruise Cost per Available Guest Night	791	943
Net Cruise Cost Excl. Fuel per Available Guest Night	752	904
Adj. Net Cruise Cost Excl. Fuel per Avail. Guest Night	701	783
Adjusted Net Cruise Cost per	740	823

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Operational and Financial Metrics

Adjusted EBITDA is net (loss) income excluding depreciation and amortization, net interest expense, other income (expense), income tax (expense) benefit, (gain) loss on foreign currency, (gain) loss on transfer of assets, reorganization costs, and other supplemental adjustments. Other supplemental adjustments include certain non-operating items such as stock-based compensation, executive severance costs, the National Geographic fee amortization, merger-related expenses, debt refinancing fees and acquisition-related expenses. The Company believes Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense. The Company believes Adjusted EBITDA helps provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as unearned passenger revenues, capital expenditures and related depreciation, principal and interest payments, and tax payments. The Company’s use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following metrics apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation, the National Geographic fee amortization, merger-related expenses and acquisition-related expenses.

Available Guest Nights is a measurement of capacity and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. The Company also records the number of guest nights available on its limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus merger-related expenses, selling and marketing expense, and general and administrative expense.

Gross Yield represents tour revenues less insurance proceeds divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Revenue represents tour revenues less insurance proceeds, commissions and direct costs of other tour revenues.

Net Yield represents Net Revenue divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with the Company in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.

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